Exhibit 99.2

Solar Senior Capital Ltd. Announces Quarter and Fiscal Year Ended December 31, 2016 Financial Results; Declares Monthly Distribution of $0.1175 per Share for March, 2017

NEW YORK — February 22, 2016— Solar Senior Capital Ltd. (the “Company” or “SUNS”) (NASDAQ: SUNS), today reported net investment income of $5.6 million, or $0.35 per average share, for the quarter ended December 31, 2016. For fiscal year 2016, net investment income was $18.3 million, or $1.42 per average share.

At December 31, 2016, the net asset value (NAV) per share was $16.80, a modest increase from the prior quarter. At year end, the fair value of the Company’s Comprehensive Investment Portfolio* was $429.3 million.

The Company also announced that its Board of Directors declared a monthly distribution of $0.1175 per share for March 2016, which will be payable on April 4, 2017 to stockholders of record on March 23, 2017. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At December 31, 2016:

Comprehensive Investment portfolio* fair value: $429.3 million

Number of portfolio companies*: 57

Net assets: $269.1 million

Net asset value per share: $16.80

Portfolio Activity** for the Quarter Ended December 31, 2016

Investments made during the quarter: $102.4 million

Investments prepaid or sold during the quarter: $66.8 million

Portfolio Activity** for the Year Ended December 31, 2016

Investments made during the year: $209.5 million

Investments prepaid or sold during the year: $133.1 million

Operating Results for the Quarter Ended December 31, 2016

Net investment income: $5.6 million

Net realized and unrealized gain: $0.3 million

Net increase in net assets from operations: $6.0 million

Net investment income per share: $0.35

Operating Results for the Year Ended December 31, 2016

Net investment income: $18.3 million

Net realized and unrealized gain: $5.9 million

Net increase in net assets from operations: $24.3 million

Net investment income per share: $1.42

*	The Comprehensive Investment Portfolio is comprised of the Company’s investment portfolio, including its equity investment in Gemino Healthcare Finance (“Gemino”), as well as the senior secured loans held by the First Lien Loan Program (“FLLP”) attributable to the Company (but excluding the equity interest in FLLP).

**	Excludes FLLP membership interests and includes investment activity within FLLP attributable to the Company.

“Our solid performance in the fourth quarter capped a strong year, with 25% growth in our Comprehensive Investment Portfolio and GAAP Net investment Income that fully covered our distributions,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “As we look to 2017, we are excited by the growth prospects for SUNS. Our core portfolio, FLLP, and Gemino are well positioned to increase their investment income contributions during this year. Additionally, we expect our new $75 million equity commitment to the Solar Life Science Program LLC to generate a mid-to-high teens return on equity, once fully ramped. As we deploy our available capital, including through this new strategic initiative, we expect to achieve significant growth in investment income.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Thursday, February 23, 2017. All interested parties may participate in the conference call by dialing (844) 889-7785 approximately 5-10 minutes prior to the call; international callers should dial (661) 378-9929. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 49634848 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Solar Senior Capital Ltd. website, www.solarseniorcap.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital Ltd. website. Additionally, a telephone replay will be available until March 9, 2017 and can be accessed by dialing (855) 859-2056 and using the passcode 49634848. International callers should dial (404) 537-3406.

Credit Facility

On January 10, 2017, the Company increased the commitments to its Credit Facility by $25 million, bringing total commitments to $200 million.

Portfolio and Investment Activity

Investment Activity

During the three months ended December 31, 2016 and including activity in FLLP attributable to the Company, gross originations totaled $102.4 million across thirteen portfolio companies. Investments repaid or sold during the quarter ended December 31, 2016 totaled approximately $66.8 million, including repayments within FLLP attributable to the Company.

During the fiscal year ended December 31, 2016, the Company had gross investments of approximately $209.5 million across 34 portfolio companies, including our ownership of investments made by FLLP. Investments sold or prepaid during the fiscal year ended December 31, 2016 totaled $133.1 million including repayments within FLLP attributable to the Company.

Portfolio Composition

At December 31, 2016, the weighted average yield on SUNS’ income producing investments was 7.8%, measured at fair value, and 7.7% measured at amortized cost. As of December 31, 2016, we had one issuer on non-accrual status, representing 1.8% of the cost and 0.90% of the fair value of the investment portfolio, pro forma for a partial repayment in January 2017.

The characteristics of our Comprehensive Investment Portfolio at December 31, 2016 were as follows:

	Amount ($mm)%
Comprehensive Portfolio Composition, measured at fair value:
Senior secured loans		$291.2	67.8%
Senior secured loans in FLLP, attributable to the Company		$102.6	23.9%
Gemino Healthcare Finance, whose diversified loan portfolio is comprised entirely of floating rate senior secured loans		$35.5	8.3%

Total Senior Secured Loans		$429.3	100.0%

Equity and equity-like securities, excluding Gemino Healthcare Finance and FLLP Membership Interests	<$	0.1	<0.0%

Total Comprehensive Investment Portfolio		$429.3	100.0%

Floating Rate Investments and as a % of the income-producing Comprehensive Portfolio		$417.4	97.2%

The comprehensive portfolio is diversified across 57 issuers in 25 industries, with an average issuer exposure of $7.5 million, or 1.8% of the portfolio, at December 31, 2016.

Gemino Healthcare Finance LLC

At December 31, 2016, Gemino’s $114.4 million funded portfolio consists of senior secured loans from 35 issuers with an average funded exposure of $3.3 million. All of the commitments from Gemino are floating rate, senior secured loans. During the quarter ended December 31, 2016, Gemino had $0.9 million of funded originations and had approximately $6.4 million of funded commitments repaid. During the year ended December 31, 2016, Gemino funded originations of $21.6 million across seven portfolio companies and had full repayments of $37.8 million from five portfolio companies over the same period. For the quarter ended December 31, 2016, Gemino distributed $924 thousand to SUNS, resulting in an annualized distribution yield to SUNS, at average cost, of 11.25%. For the year ended December 31, 2016, Gemino distributed $3.9 million to SUNS, including the special dividend paid in the quarter ended March 31, 2016.

First Lien Loan Program LLC

At December 31, 2016, the fair value of FLLP’s investment portfolio was $117.3 million, consisting of senior secured loans from 25 issuers with an average issuer exposure of $4.7 million. All of the loans in FLLP are floating rate, senior secured loans. During the quarter ended December 31, 2016, FLLP funded $26.6 million across six portfolio companies and had repayments of $16.5 million over the same period. During the year ended December 31, 2016, FLLP funded $66.7 million across sixteen portfolio companies and had repayments of $24.2 million over the same period.

At December 31, 2016, the weighted average yield of FLLP’s portfolio was 6.6%, measured at fair value, and 6.5%, measured at cost.

For the quarter ended December 31, 2016, FLLP distributed $894 thousand to the Company. FLLP’s annualized distribution yield to the Company, at average cost, for the quarter ended December 31, 2016 was approximately 9.8%. For the year ended December 31, 2016, FLLP distributed $3.3 million to the Company. As of December 31, 2016, 100% of FLLP’s portfolio was performing.

During the fourth quarter, the Company funded an additional $9.7 million of its equity commitment to FLLP. As of December 31, 2016, the Company and Voya had contributed combined equity capital in the amount of $47.1 million to FLLP, out of the total commitment of $58.0 million, and FLLP had borrowings of $75.9 million outstanding under its credit facility.

Portfolio Company Ratings

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with one representing the least amount of risk.

As of December 31, 2016, the composition of the portfolio, on a risk ratings basis, was as follows:

Internal Performance Rating	Investments at Fair Value	% of Total Portfolio
1	$49.2	13.4%
2	$297.2	81.3%
3	$19.1	5.2%
4	$0.1	<0.1%

Solar Senior Capital Ltd.’s Results of Operations for Fiscal Year Ended December 31, 2016 compared to the Fiscal Year Ended December 31, 2015

Investment Income

For the fiscal years ended December 31, 2016 and December 31, 2015, gross investment income totaled $27.2 million and $25.4 million, respectively. The increase in gross investment income from fiscal year 2015 to fiscal year 2016 was primarily due to growth of the income producing investment portfolio, including the continued growth of the FLLP portfolio.

Expenses

Net expenses totaled $8.9 million and $10.1 million, respectively, for the fiscal years ended December 31, 2016 and December 31, 2015. The decrease in net expenses for the year ended December 31, 2016 was primarily due to the waiver of base management and performance-based incentive fees, as well as reduced interest costs from both lower average borrowing year over year and the lack of credit facility amendment costs in 2016. For the fiscal years ended December 31, 2016 and December 31, 2015, $2.0 million and $0.7 million, respectively, of management and performance-based incentive fees were voluntarily waived by the Company’s investment manager.

Net Investment Income

Net investment income was $18.3 million or $1.42 per average share and $15.4 million and $1.33 per average share for the fiscal years ended December 31, 2016 and 2015, respectively.

Net Realized and Unrealized Gains (Losses)

Net realized and unrealized gains for the fiscal years ended December 31, 2016 and 2015 totaled approximately $5.9 million and ($14.3) million, respectively.

Net Increase in Net Assets Resulting From Operations

For the fiscal years ended December 31, 2016, and December 31, 2015, the Company had a net increase in net assets resulting from operations of $24.3 million and $1.0 million, respectively. For the same periods, earnings per average share were $1.88 and $0.09, respectively.

Liquidity and Capital Resources

At December 31, 2016, the Company had $98.3 million in borrowings outstanding on its Credit Facility and $76.7 million of unused debt capacity, subject to borrowing base limits. Pro forma for the $25 million increase in commitments, the Company had approximately $102 million of unused debt capacity. When considering the unused debt capacity of the FLLP credit facility, combined with the Company’s balance sheet, as well as full anticipated leverage on the $75 million of equity raised in September, 2016, available capital is approximately $140 million, subject to borrowing base limitations.

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share amounts)

	December 31, 2016	December 31, 2015
Assets
Investments at fair value:
Companies less than 5% owned (cost: $295,037 and $253,373, respectively)	$289,399	$242,502
Companies 5% to 25% owned (cost: $3,710 and $3,816, respectively)	1,825	2,423
Companies more than 25% owned (cost: $74,026 and $62,423, respectively)	74,310	61,593

Total investments (cost: $372,773 and $319,612, respectively)	365,534	306,518
Cash	11,876	3,070
Cash equivalents (cost: $139,952 and $49,997, respectively)	139,952	49,997
Receivable for investments sold	1,450	45
Dividends receivable	1,422	526
Interest receivable	1,482	2,040
Prepaid expenses and other assets	273	381

Total assets	$521,989	$362,577

Liabilities
Credit facility payable	$98,300	$116,200
Payable for investments and cash equivalents purchased	151,312	54,897
Distributions payable	1,883	1,355
Management fee payable	104	831
Interest payable	241	262
Administrative services expense payable	621	534
Other liabilities and accrued expenses	383	194

Total liabilities	$252,844	$174,273

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 16,025,011 and 11,533,315 issued and outstanding, respectively	$160	$115
Paid-in capital in excess of par	287,515	211,486
Distributions in excess of net investment income	(5,342)	(5,185)
Accumulated net realized loss	(5,949)	(5,018)
Net unrealized depreciation	(7,239)	(13,094)

Total net assets	$269,145	$188,304

Net Asset Value Per Share	$16.80	$16.33

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share amounts)

	Year ended December 31,
	2016	2015
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$19,728	$19,732
Companies 5% to 25% owned	201	214
Dividends:
Companies more than 25% owned	7,077	5,272
Other income:
Companies less than 5% owned	125	196
Companies more than 25% owned	65	32

Total investment income	27,196	25,446

EXPENSES:
Management fees	$3,385	$3,458
Performance-based incentive fees	1,560	740
Interest and other credit facility expenses	3,281	4,201
Administrative services expense	1,245	1,130
Other general and administrative expenses	1,411	1,284

Total expenses	10,882	10,813

Management fees waived	(797)	—
Performance-based incentive fees waived	(1,205)	(740)

Net expenses	8,880	10,073

Net investment income	$18,316	$15,373

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain on investments and cash equivalents (companies less than 5% owned)	$81	$18
Net change in unrealized gain (loss) on investments and cash equivalents	5,855	(14,344)

Net realized and unrealized gain (loss) on investments and cash equivalents	5,936	(14,326)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$24,252	$1,047

EARNINGS PER SHARE	$1.88	$0.09

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Past performance is not indicative of future results and there is no guarantee that any of the expectations, targets or projections referenced herein will be achieved. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact

Investor Relations

(212) 993-1670